Exhibit 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this annual report (Form 10-KSB) of 4net Software, Inc. of our report dated December 19, 2003, for the fiscal year ended September 30, 2002 included in the 2003 Annual Report to Stockholders of 4net Software, Inc.


/s/ Wheeler Wasoff PC

Wheeler Wasoff PC
Denver, Colorado
January 9, 2004